UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

November 2, 2005

Date of report (Date of earliest event reported)

MedicalCV, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-33295	41-1717208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9725 South Robert Trail

Inver Grove Heights, Minnesota 55077

(Address of principal executive offices, including zip code)

(651) 452-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Relocation Agreement

On November 2, 2005, we entered into a letter agreement with our President and Chief Executive Officer Marc P. Flores. The agreement set forth details regarding our company’s agreement to reimburse Mr. Flores for certain expenses in connection with the sale of his Nevada home, relocation expenses and expenses in connection with the establishment of a Minnesota residence.

We entered into this letter agreement because we determined that our outlay for reimbursement of travel and lodging expenses would decline when Mr. Flores completes his move to Minnesota, but Mr. Flores has advised us that it is an inopportune time to put his Nevada home on the market.

To assist Mr. Flores with the financial burden of maintaining a temporary Twin Cities residence, we have agreed to pay Mr. Flores, for a period of up to one year, a supplemental payment of $2,500 per month (such payments to end November 1, 2006, or upon Mr. Flores’ sale of his Nevada residence). We also agreed to reimburse Mr. Flores for the cost of transporting his vehicles and household goods to the temporary Minnesota residence. In addition, if Mr. Flores sells his Nevada home on or before November 1, 2006, we agreed to pay for (1) packing, transportation and delivery of household goods by a national freight carrier, (2) reasonable and customary real estate closing costs of the sale of his Nevada home, and (3) reasonable and customary closing costs for the purchase of his Minnesota residence. If the foregoing benefits result in additional taxable income to Mr. Flores, we also agreed to gross up the benefits payable to Mr. Flores to cover such taxes.

The understanding set forth in the letter agreement supersedes all prior understandings and agreements covering Mr. Flores’ relocation. The provisions set forth in the letter agreement will terminate upon Mr. Flores’ termination, except to the extent that Mr. Flores has incurred or submitted a reimbursement expense prior to such termination.

The foregoing description is qualified in its entirety by reference to the letter agreement, which appears as Exhibit 10.1 to this Current Report on Form 8-K.

Letter Agreement

On November 3, 2005, we entered into a letter agreement with James E. Jeter to serve as our Vice President, Sales, commencing November 7, 2005. Under this agreement, Mr. Jeter’s base salary was set at $125,000 per year, with eligibility to receive another $125,000 per year in bonuses. For the first three months, we agreed to pay Mr. Jeter based on annual compensation of $175,000 per year (base and bonus). We also agreed to grant Mr. Jeter a ten-year stock option under our Amended and Restated 2001 Equity Incentive Plan to purchase 232,500 shares of common stock at $0.84 per share with vesting of 25 percent on the first anniversary of grant and 6.25 percent vesting on each subsequent quarterly anniversary.

The foregoing description is qualified in its entirety by reference to the letter agreement, which appears as Exhibit 10.2 to this Current Report on Form 8-K.

ITEM 5.02                                       DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

(c)                                  On November 7, 2005, we announced that James E. Jeter will serve as our Vice President, Sales, commencing November 7, 2005. Mr. Jeter, age 42, most recently served as a Central States Region Manager for Medtronic, Inc. from August 2004 to November 2005, where he led a team charged with revenue growth across three product platforms:  cardiac revascularization, atrial fibrillation and Coalescent anastomotic devices. From January 2001 to August 2004, Mr. Jeter was a Regional Sales Manager, then a Divisional Sales Manager, with Coalescent Surgical (acquired by Medtronic in 2004) tasked with starting and building the anastomotic device business for cardiac and vascular surgeons in the company’s Central States Division. From July 1999 to January 2001, Mr. Jeter was a co-managing partner of Innovative Surgical Products. Previously, he held a series of positions, including Director of Sales, Cardiac Division, with the Genzyme Corporation. There are no familial relationships between Mr. Jeter and any other officer or director of our company. Each of our executive officers is appointed to serve until his or her successor is duly appointed or his or her earlier removal or resignation from office.

On November 3, 2005, we entered into a letter agreement with Mr. Jeter. A description of such letter agreement, which is set forth above under Item 1.01, is incorporated by reference in response to this Item 5.02.

ITEM 9.01                                     FINANCIAL STATEMENTS AND EXHIBITS

(c)                                  Exhibits

See “Exhibit Index.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedicalCV, Inc.

Date: November 8, 2005	By:	/s/ John H. Jungbauer
John H. Jungbauer
Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Letter Agreement by and between the Registrant and Marc P. Flores, dated November 2, 2005.

10.2	Letter Agreement by and between the Registrant and James E. Jeter, dated November 3, 2005.